EXHIBIT 99.1

First Business Bank Completes $32.5 Million Capital Raise and Announces $5.0 Million Buyback Program

MADISON, Wis. – March 4, 2022 -- First Business Financial Services, Inc. (the “Company”, the “Bank”, or “First Business Bank”) (Nasdaq: FBIZ) announced the successful private placement to institutional investors of $32.5 million in new capital consisting of $20.0 million of subordinated notes and $12.5 million of preferred stock (both more fully described below) and the redemption of $19.4 million of higher cost trust preferred securities and subordinated notes.

The Company issued 7.00% Fixed-to-Floating Rate Series A Non-Cumulative Perpetual, Preferred Stock, par value $0.01 (the “Series A Preferred Stock”) with an aggregate offering price of $12.5 million. The Series A Preferred Stock will pay quarterly dividends, if declared, at an initial annual rate of 7.00% for five years. Thereafter, the annual dividend rate, if declared, will reset quarterly to a floating rate equal to the benchmark rate (expected to be the three-month Secured Overnight Financing Rate (SOFR)) plus 539 basis points. In addition, the Company issued 3.50% Fixed-to-Floating Rate Subordinated Notes (the “Subordinated Notes”) with a principal amount of $20.0 million. The Notes will initially bear interest at a rate of 3.50% per annum for five years. Thereafter through maturity on March 15, 2032, the interest rate will reset quarterly to a floating rate equal to the benchmark rate (expected to be SOFR) plus 189 basis points.

The Company intends to use a portion of the net proceeds from these offerings to redeem its $10.3 million 10.50% Fixed Rate Trust Preferred Securities maturing September 2038, and its $9.1 million Subordinated Notes bearing a Fixed-to-Floating interest rate of 6.00% and maturing April 2027.

Remaining net proceeds from the sale of the Series A Preferred Stock and the Subordinated Notes are expected to be used for general corporate purposes, including support of the Bank’s growth strategy.

“We believe First Business Bank’s record of performance and proven ability to execute the Company’s growth strategy are key factors in successfully securing attractively priced capital,” President and Chief Executive Officer Corey Chambas said. “With our strengthened capital position, we’re focused on enhancing shareholder returns through the redemption of higher cost trust preferred securities and subordinated notes, while continuing to support our strategy for achieving double-digit annual loan growth in 2022.”

The Series A Preferred Stock and the Subordinated Notes qualify as Tier I and Tier II capital, respectively, for regulatory risk-based capital purposes.

Keefe, Bruyette & Woods, A Stifel Company, served as exclusive placement agent for the Series A Preferred Stock and the Subordinated Notes. Godfrey & Kahn, S.C. served as legal counsel to the Company. Squire Patton Boggs (US) LLP served as legal counsel to the placement agent.

New Repurchase Authorization & Shelf Registration

Effective March 4, 2022, the Company’s Board of Directors authorized the repurchase by the Company of shares of its common stock with a maximum aggregate purchase price of $5.0 million, in such quantities, at such prices and on such other terms and conditions as the Company’s Chief Executive Officer or Chief Financial Officer determine in their discretion to be in the best interests of the Company and its shareholders, any time from the effective date through March 4, 2023.

Additionally, the Company recently filed a shelf registration statement on Form S-3. The purpose of the shelf registration statement was to renew the previously filed shelf registration, which expired in November 2020. The shelf registration was not used in connection with the sale of the Series A Preferred Stock and the Subordinated Notes.

About First Business Financial Services, Inc.

First Business Financial Services, Inc., (Nasdaq: FBIZ) is the parent company of First Business Bank. First Business Bank specializes in Business Banking, including Commercial Banking and Specialized Lending, Private Wealth, and Bank Consulting services, and through its refined focus, delivers unmatched expertise, accessibility, and responsiveness. Specialized Lending solutions are delivered through First Business Bank’s wholly owned subsidiary First Business Specialty Finance, LLC. For additional information, visit firstbusiness.bank.

This press release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect First Business Bank’s current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results, or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties, and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in such statements. Such statements are subject to risks and uncertainties, including among other things:  (i) adverse changes in the economy or business conditions, either nationally or in our markets, including, without limitation, inflation, supply chain issues, labor shortages, and the adverse effects of the COVID-19 pandemic on the global, national, and local economy, which may affect the Company’s credit quality, revenue, and business operations; (ii) competitive pressures among depository and other financial institutions nationally and in our markets; (iii) increases in defaults by borrowers and other delinquencies; (iv) management’s ability to manage growth effectively, including the successful expansion of our client service, administrative infrastructure, and internal management systems; (v) fluctuations in interest rates and market prices; (vi) changes in legislative or regulatory requirements applicable to the Company and its subsidiaries; (vii) changes in tax requirements, including tax rate changes, new tax laws, and revised tax law interpretations; (viii) fraud, including client and system failure or breaches of our network security, including the Company’s internet banking activities, or (ix) failure to comply with the applicable SBA regulations in order to maintain the eligibility of the guaranteed portion of SBA loans.  For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K for the year ended December 31, 2021 and other filings with the Securities and Exchange Commission.

Investor Contact

Edward G. Sloane, Jr.

Chief Financial Officer

First Business Financial Services, Inc.

608-232-5970

esloane@firstbusiness.bank